Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

FortuNet, Inc.

at
$2.25 Net Per Share

by

The Yuri Itkis Gaming Trust of 1993

and

YI Acquisition Corp.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, February 12, 2010, unless the Offer is extended.

January 15, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees:

        We have been appointed by The Yuri Itkis Gaming Trust of 1993 (the "Gaming Trust") and its wholly owned subsidiary YI Acquisition Corp., a Nevada corporation ("YI Acquisition"), to act as Dealer Manager in connection with the Trust's offer to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of FortuNet, Inc., a Nevada corporation ("FortuNet"), at $2.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 15, 2010, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. Unless otherwise specified, references herein to the "Trust" are to the Gaming Trust and/or YI Acquisition, as applicable.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     The Offer to Purchase, dated January 15, 2010.

        2.     The Letter of Transmittal for your use in tendering Shares and for the information of your clients.

        3.     Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

        4.     A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        5.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute IRS Form W-9.

        6.     A return envelope addressed to the Depositary (as defined below).

        We request that you contact your clients as promptly as possible.

        The terms and conditions of the Offer are described in the Offer to Purchase and in the related Letter of Transmittal.

        A properly completed and duly executed Letter of Transmittal, together with any other documents required by the Letter of Transmittal or a Book-Entry Confirmation (as defined in the Offer to Purchase) (an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal will be sufficient for these purposes) must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Any holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase.

        The Trust will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase). The Trust will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Trust will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to Georgeson Inc., the Information Agent for the Offer, at 199 Water Street, 26th Floor, New York, NY 10038-3560, telephone numbers (212) 440-9800 (call collect), (800) 868-1390 (call toll free).

        Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone numbers.

Very truly yours,

Georgeson Securities Corporation

        Nothing contained herein or in the enclosed documents shall render you the agent of the Trust, the Dealer Manager, the Information Agent, the Depositary, or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.